Exhibit (k)(2)

FORM OF MANAGEMENT FEE WAIVER AGREEMENT

SOUND POINT ALTERNATIVE INCOME FUND

One Glenlake Parkway, Suite 1045
Atlanta, GA 30328

[        ], 2026

Skypoint Capital Advisors, LLC
One Glenlake Parkway, Suite 1045
Atlanta, GA 30328

Ladies and Gentlemen:

Skypoint Capital Advisors, LLC (the “Adviser”), hereby agrees, from the date hereof through [ ], 2026 (the “Limitation Period”), to fully waive its base management fee and incentive fee (the “Fee Waiver”) payable for the period hereof under the Investment Advisory Agreement, dated November 18, 2025, between the Adviser and Sound Point Alternative Income Fund (the “Fund”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Fund’s registration statement.

This agreement (the “Agreement”) shall be governed by the laws of the State of Delaware, without regard to its conflicts of law principles.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

SOUND POINT ALTERNATIVE INCOME FUND

By:
Name:	Brian Smith
Title:	Trustee

Skypoint Capital Advisors, LLC

By:
Name:	Brian Smith
Title:	Chief Executive Officer

[Signature Page to Management Fee Waiver Agreement]